Exhibit 99.1

Media Contact

Melissa Woods

T+ 1.405.269.9453

melissa.woods@icxt.com

ICx Technologies Agrees to be Acquired by FLIR Systems for $7.55 Per Share in Cash

ARLINGTON, Va. (August 16, 2010) ICx Technologies, Inc. (Nasdaq GM: ICXT), a developer of advanced sensor technologies for homeland security, force protection and commercial applications, has entered into a definitive merger agreement with FLIR Systems, Inc. (Nasdaq: FLIR) pursuant to which ICx would be acquired through a cash tender offer, followed by a merger with a subsidiary of FLIR, for a price of $7.55 per share in cash. FLIR is a leader in the design, manufacturing, and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications. ICx anticipates that the transaction could be completed in the fourth quarter of 2010.

ICx’s Board of Directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, and has resolved to recommend that ICx’s stockholders tender their shares in connection with the tender offer. In addition, certain affiliates of Wexford Capital LP have agreed to tender approximately 62% of ICx’s outstanding shares in the tender offer, subject to the ICx Board of Directors’ continued recommendation of the transaction. The closing of the tender offer is subject to certain customary conditions, including the tender of at least a majority of ICx’s shares outstanding on a fully diluted basis and antitrust clearance. The merger agreement contemplates that the merger would be completed shortly following completion of the tender offer if a “short form” merger is available under Delaware law. If a short form merger is not available, then the merger would be completed after approval of the merger at a stockholders’ meeting, which would held as soon as reasonably permissible under Delaware law and applicable rules and regulations of the Securities and Exchange Commission.

Subject to compliance with the merger agreement, ICx would be permitted to consider unsolicited acquisition proposals and to terminate the merger agreement to accept a superior proposal following an opportunity given to FLIR to offer to improve the terms of its proposed acquisition and upon payment of a breakup fee to FLIR of $8.2 million.

In the near future, a copy of the merger agreement and the related transaction agreements will be filed with the SEC as exhibits to a Current Report on a Form 8-K.

In connection with the transaction, Stone Key Partners LLC has acted as ICx’s exclusive financial advisor and has rendered a fairness opinion to the ICx Board of Directors. Skadden, Arps, Slate, Meagher & Flom LLP has provided legal advice to ICx.

Important Information about the Tender Offer

The tender offer described in this release has not yet commenced, and this release is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, FLIR will file a tender offer statement with the U.S. Securities and Exchange Commission (the “SEC”). Investors and ICx stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement that will be filed by ICx with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov or from the information agent that FLIR selects. In addition, copies of the solicitation/recommendation statement, the proxy statement and other filings containing information about ICx, the tender offer and the merger may be obtained, if and when available, without charge, by directing a request to ICx Technologies, Inc., Attn: James Luby, 2100 Crystal Drive, Suite 650, Arlington, VA 22202, or on ICx’s corporate website at www.icxt.com.

About ICx® Technologies

ICx Technologies is a leader in the development and integration of advanced sensor technologies for homeland security, force protection and commercial applications. Our proprietary sensors detect and identify chemical, biological, radiological, nuclear and explosive threats, and deliver superior awareness and actionable intelligence for wide-area surveillance, intrusion detection and facility security. We then leverage our unparalleled technical expertise and government funding to address other emerging challenges of our time, ranging from a cleaner environment and alternative energy to life science.

Safe-Harbor Statement

All forward-looking statements contained in this release are made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the satisfaction of closing conditions for the transaction, including those noted above; the possibility that the transaction will not be completed; demand for the Company’s products and services; the ability of ICx to successfully develop and expand its products, services, technologies and markets; the ability of ICx to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions; changes in U.S. government funding levels to purchase the Company’s products and services; the ability of ICx to sell its products to original equipment manufacturers, prime contractors and system integrators; seasonality; competition; the ability of ICx to develop innovative products; the ability of ICx to attract, retain and motivate key personnel; the ability of ICx to secure and maintain key contracts and relationships, including contracts with the U.S. government; general economic, market and business conditions, uncertainties and other factors identified from time to time in ICx’s filings with the SEC. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. ICx assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.